Exhibit 10.3

Revised October 30, 2018                                                                             PERSONAL AND CONFIDENTIAL

Mr. Robert Lisicki

100 Danforth Avenue, Unit 239

Dobbs Ferry, NY 10522

Dear Rob,

Arena Pharmaceuticals, Inc. (“Arena” or “Company”) is very pleased to offer you the position of Executive Vice President and Chief Commercial Officer (CCO) reporting to Amit Munshi, CEO.  The position is based in Boston.  The position also requires up to 70% travel, including travel to the Company’s headquarters in San Diego.

Compensation

Your annualized base salary will be $410,000.00 payable at the semi-monthly rate of $17,083.33 in accordance with Arena's normal payroll policies and procedures.  This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and that you are not eligible for overtime.

You will be eligible to participate in an Arena Bonus Plan in 2019, with a bonus target potential of 50% of your annualized base salary. Such a bonus would be contingent upon the successful achievement of individual and corporate objectives and subject to approval by the Board of Directors. Such bonus, if any, will be prorated based on the number of months worked in the plan year, and you must be employed with Arena on the bonus payment date to be eligible to earn the bonus. Your salary and any bonus will be subject to customary federal, state and local withholdings.

We will recommend to the Compensation Committee of the Board of Directors, or other authorized committee, that you be granted a stock option of 175,000 shares with a grant date of your date of hire, subject to approval by the Board of Directors and the terms of the Company’s Equity Incentive Plan. Such Option Grant shall vest on the following schedule: 25% upon the one-year anniversary, then 1/48 vesting monthly thereafter over the remaining 36 months.  Your entitlement to any stock options that may be approved is conditioned upon your signing of our standard form of stock option agreement and subject to its terms and the terms of our 2017 Equity Incentive Plan under which the option(s) was granted.

Arena will pay you a one-time bonus of up to $110,000 gross, subject to bonus tax rates, for the repayment of the relocation assistance you are required to repay to your current employer.  The payment and the amount paid will be conditioned on your providing written documentation certifying the amount required to be repaid, which, upon certification, will be paid within 30 calendar days. This one-time bonus will be fully repayable by you to Arena if you voluntarily terminate your employment or you are involuntarily terminated for cause (as defined in the Company’s Severance Benefits Plan) within twenty-four (24) months of your employment start date and the 24-month repayment period assumes continuous, full-time employment throughout that period. The amounts repayable to the Company are due on or prior to your date of termination.

Your position is located in the Boston area.  As such, you will be eligible for relocation benefits under Arena’s Relocation Policy, which you will be required to sign as a condition of receiving benefits. The expectation is that you will relocate from your current location in New York to the Boston area no later than March 31, 2019.  Upon commencement of your employment and execution of the Relocation Policy, you will be eligible for relocation benefits of up to $60,000 gross (subject to standard taxes and withholdings) per year for up to two years, for a total of relocation benefit of $120,000 gross. The relocation benefits may be used for house-hunting trips (up to 2), movement of household goods from your current residence in New York, shipping of one vehicle, final move travel to your new residence, temporary or leased housing, and lease-break costs. The relocation benefits you receive are fully repayable by you to Arena if you voluntarily terminate your employment or you are involuntarily terminated for cause (as defined in the company’s Severance Benefits Plan) within twenty-four (24) months of your employment start date and the 24-month repayment period assumes continuous, full-time employment throughout that period.  The amounts repayable to the Company are due on or prior to your date of termination.

By signing this offer letter, you acknowledge your agreement to the repayment requirements for both the one-time bonus and the relocation benefits.

Employee Benefits

                                                                                                                                                                                                     /s/ RL

     Initials

Robert Lisicki

You are eligible to accrue a maximum of 120 hours of paid vacation per calendar year, accruing from a zero balance on your hire date and capped as set forth in the Arena employee handbook. You are also eligible to take a maximum of 48 hours of sick leave per calendar year. In addition, Arena currently offers a holiday schedule which includes a week off in Summer, and Winter between Christmas and New Years’ Day.

You will be eligible to participate in Arena’s health insurance, 401(k) and other benefit plans according to the terms and conditions of those plans. These coverages are effective as of your hire date. A brochure outlining these benefits is available upon request.  Arena reserves the right to change the terms or cancel its compensation, time off and benefits programs at any time.

Employment Relationship

Your employment will be “at-will.” This means that you or Arena may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. This “at will” status may not be changed except by written agreement signed by both you and the Chief Executive Officer of Arena.

Employment Contingency

This offer of employment and your employment by Arena are contingent upon:

•	Successful completion of a background and reference checks prior to your date of hire
•	Submitting proof of your identity and work authorization within three days of your date of hire, in conformance with I-9 requirements
•	Execution of Arena’s Employee Proprietary Information and Inventions Agreement upon date of hire
•	Certification of receipt and understanding of Arena’s Code of Business Conduct and Ethics, and Insider Trading Policy upon date of hire

By signing this offer letter, you represent that your employment with Arena will not conflict with or violate any agreement or understanding with your former employer or other person or entity.

Arena Policies and Procedures

You will be required to abide by and agree to all Arena policies and procedures, including but not limited to those set forth in the Arena employee handbook and accompanying policies. Upon hire, you will be provided the handbook for review and an acknowledgement of receipt of the same for signature. This letter sets forth the complete offer we are extending to you and supersedes and replaces any prior inconsistent statements or discussions.  It may be changed only by a subsequent written agreement.

Rob, we are enthusiastic about the prospects of your joining the Arena team and look forward to a mutually rewarding professional relationship. This offer shall remain effective until 5:00 p.m. PT on Wednesday, October 31, 2018 and is contingent upon a date of hire that is on or before November 26, 2018.  If the terms of this offer are acceptable to you, please sign in the space provided below and initial each page indicating your agreement to the provisions of this offer of employment.

If you have any questions regarding the details of this offer, please contact me at 858-210-4550.

Sincerely,

/s/ Suzanne Zoumaras

Suzanne Zoumaras

Executive Vice President & Chief Human Resources Officer

Acceptance

I have read the terms of this offer of employment by signing below accept and agree to them.

/s/ Robert Lisicki                                                    10/31/18

Robert Lisicki                                             Date

ENCLOSURES:

Employee Proprietary Information and Inventions Agreement

Code of Business Conduct and Ethics

/s/ RL

Initials

Robert Lisicki

Insider Trading Policy

Relocation Policy

/s/ RL

Initials